Exhibit 99.1

Viper Energy Partners LP, a Subsidiary of Diamondback Energy, Inc., Reports First Quarter 2015 Cash Distributions and Financial and Operating Results
MIDLAND, Texas, May 6, 2015 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the first quarter ended March 31, 2015.

CASH DISTRIBUTIONS

The Board of Directors of Viper’s general partner has declared a cash distribution for the three months ended March 31, 2015 of $0.19 per common unit, payable on May 22, 2015, to unitholders of record at the close of business on May 15, 2015.

HIGHLIGHTS

•	First quarter 2015 production increased 16% to 4,844 boe/d from fourth quarter 2014 production of 4,160 boe/d.

•	Increasing 2015 production guidance 10% to a range of 4,600 boe/d to 5,000 boe/d from Viper’s prior guidance range of 4,200 boe/d to 4,500 boe/d.

•
Viper had no debt and an undrawn revolving credit facility of $110 million as of March 31, 2015. Viper’s agent lender under its revolving credit facility recently recommended a borrowing base increase of approximately 60% to $175 million. This increase is subject to the approval of the other lenders.

•	Cash distribution of $0.19 per common unit was declared for the three months ended March 31, 2015.

•	Net income was $5.1 million and Adjusted EBITDA (as defined below) was $15.1 million, for the three months ended March 31, 2015.

PRODUCTION UPDATE

Production attributable to Viper’s mineral interests was 436.0 Mboe, or 4,844 boe/d, for the first quarter of 2015, as compared to 382.7 Mboe, or 4,160 boe/d, for the fourth quarter of 2014. The production mix was comprised of 81% oil, 11% natural gas liquids and 8% natural gas in the first quarter of 2015.

“For our third quarter as a public company, Viper declared a $0.19 per common unit distribution to its unitholders, representing an approximate 4% yield when annualized based on the closing price for Viper’s common units on May 1, 2015. As a reminder, Viper’s high quality mineral interest asset base does not require us to make any capital expenditures or pay lease operating expenses, which results in more cash available for distribution. Diamondback has offered to sell to Viper an approximately 1.5% overriding royalty interest on certain acreage that is the subject of its recently announced pending acquisitions in Howard County for approximately $33.7 million, subject to completion of those acquisitions and the approval of the conflicts committee of our general partner. This transaction fits into our criteria for acquisitions in oil-weighted basins under active development by competent operators. On our existing acreage, we continue to expect the operators in Spanish Trail to operate at least three horizontal rigs throughout the year as it has some of the best economics in one of the highest return basins,” stated Travis Stice, Chief Executive Officer of Viper.

Full Year 2015 Guidance
Below is Viper’s full year 2015 guidance, which is updated to include the increased production guidance.

Viper Energy Partners

Total Net Production – MBoe/d	4.6 – 5.0

Unit costs ($/boe)
Lease Operating Expenses	$0.00
DD&A	$20.00-$22.00
G&A
Cash G&A	$1.00-$2.00
Non-Cash Unit-Based Compensation	$2.00-$3.00

Production and Ad Valorem Taxes (% of Revenue) (a)	7.5%

Capital Budget ($ - Million)
2015 Capital Spend	$0.0
a - Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

Conference Call
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their respective results for the quarter on Thursday, May 7, 2015 at 7:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and utilize the confirmation code 32225107. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 32225107. The recording will be available from 10:00 a.m. CT on Thursday, May 7, 2015 through Tuesday, May 12, 2015 at 10:59 p.m. CT. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. The webcast will be archived on the site.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Viper’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Viper’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Viper, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

About Viper Energy Partners LP

Viper Energy Partners LP (NASDAQ:VNOM) is a limited partnership formed by Diamondback Energy, Inc. (NASDAQ:FANG) to own, acquire and exploit oil and natural gas properties in North America, with an initial focus on the Permian Basin.

About Diamondback Energy, Inc.
Diamondback Energy, Inc. (NASDAQ:FANG) is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2015	2014
Statements of Operations Data:
Operating Results:
Royalty income	$ 16,545	$ 15,853

Costs and Expenses:
Production and ad valorem taxes	1,328	921
Depletion	8,901	5,567
General and administrative expenses	1,427	66
General and administrative expenses - related party	125	78
Total costs and expenses	11,781	6,632

Income from operations	4,764	9,221

Other income (expense)
Interest expense	(168)	0
Interest expense, related party, net of capitalized interest	0	(5,368)
Other income	486	0
Total other income (expense), net	318	(5,368)

Net income	$ 5,082	$ 3,853

Net income attributable to limited partners per unit:
Basic	$ 0.06
Diluted	$ 0.06

Weighted average number of limited partner units outstanding:
Basic	79,708
Diluted	79,711

	Viper Energy Partners LP
	Selected Operating Data
	(unaudited)

		Three Months Ended March 31,
		2015	2014
	Production Data:
	Oil (Bbls)	351,367	154,747
	Natural gas (Mcf)	219,652	104,731
	Natural gas liquids (Bbls)	48,000	23,171
	Oil Equivalents (1)(2) (boe)	435,975	195,373
	Average daily production(2) (boe/d)	4,844	2,171
	% Oil	81%	79%

	Average sales prices:
	Oil, realized ($/Bbl)	$ 44.21	$ 93.77
	Natural gas realized ($/Mcf)	2.59	4.80
	Natural gas liquids ($/Bbl)	9.24	36.25
	Average price realized ($/BOE)	37.95	81.14

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net of capitalized interest, unit-based compensation expense and depletion. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

Net income	$5,082	$3,853
Interest expense, net of capitalized interest	168	5,368
Unit-based compensation expense	939	0
Depletion	8,901	5,567

Adjusted EBITDA	$15,090	$14,788

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service fees and interest paid	($103)
Cash available for distribution	$14,987

Limited Partner units outstanding	79,709

Cash available for distribution per limited partner unit	$0.19

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.